Exhibit 5.28

CONSENT OF J. LAVIGNE

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Jamie Lavigne
By:	Jamie Lavigne, M.Sc., P.Geo
Title:	Associate Principal Geologist
Company:	Roscoe Postle Associates Inc.

Dated:	January 15, 2014